EX-99.77C VOTES

Madison Covered Call & Equity Strategy Fund
(the Registrant)
Registration No. 811-21582
Form NSAR-B
Period Ended December 31, 2016

Sub-Item 77C: Matters submitted to a vote of security holders.

Madison Covered Call & Equity Strategy Fund

The Annual Meeting of Shareholders of the Madison Covered Call
& Equity Strategy Fund (the Fund) was held on September 8, 2016 at the offices of Madison Asset Management, LLC (the Adviser).

Holders of a majority of the outstanding shares of the Fund were present, and, therefore, a quorum for was present. The tabulation of the shareholder votes rendered the following results:


For
Against/Withhold
Abstain
Proposal 1.



Election of Trustee Steven
P. Riege
13,185,385.695
4,507,516.000
0

Proposal 1 was approved by the shareholders.